Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated January 21, 2020 (including amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of ArTara Therapeutics, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

DATED: January 21, 2020

By:	/s/ James Silverman
James Silverman

Opaleye, L.P.

By:	/s/ James Silverman
Name:	James Silverman
Title:	Managing Member of Opaleye GP LLC, the General Partner of Opaleye, L.P.

Opaleye Management Inc.

By:	/s/ James Silverman
Name:	James Silverman
Title:	President